EXHIBIT 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”) is made and entered into on ________June 30_, 2018, by and between Anixter Inc., a Delaware corporation (“Company”), and Robert J. Eck (“Executive”). Anixter International Inc., a Delaware corporation (“Parent”), is also a party to this Agreement, but solely for the purpose of Sections 3 and 4 hereof.

R E C I T A L S

A.Executive is currently employed by Company as its Chief Executive Officer and holds the same office with respect to Parent.

B.Executive has advised Company of his intention to retire from Company, Parent and all affiliates of Company or Parent effective as of June 30, 2018 (“Effective Date”).

C.Company and Parent have determined that it is in their best interests to provide for Executive’s continued involvement as a member of the Board of Directors of Parent (the “Board”) following his retirement.

NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the parties hereby agree as follows:

A G R E E M E N T

1.Termination of Employment Relationship. Executive shall voluntarily resign as the Chief Executive Officer of Company and Parent and all other employment related positions with Company and Parent or any and all affiliates, and shall cease to be an officer or employee of Company and Parent and any and all affiliates, effective as of the close of business on the Effective Date. From and after the Effective Date, Executive shall not be eligible to participate in any employee benefit plans, programs or arrangements sponsored and maintained by Company (other than as expressly required by COBRA or other applicable law) and shall not accrue further benefits under any non-qualified executive retirement plans from and after the Effective Date.

2.Release. On the Effective Date, Executive shall execute and deliver to Company the form of release attached as Exhibit A hereto.

3.Continued Board Service. Following the Effective Date, Executive agrees to continue to serve as a member of the Board through the fifth anniversary of the Effective Date, subject to his nomination and election to the Board following the expiration of his current and any subsequent terms as a director. Executive shall be entitled to receive compensation for his post-Effective Date service as a Director in accordance with Company’s director compensation policy as in effect from time to time.

4.Changes In Equity Rights. In consideration of and subject to the agreements and undertakings of Executive hereunder, Parent and Executive agree that the option and restricted stock unit grant agreements entered into by Executive and Parent under the Anixter International Inc. 2001 Stock Incentive Plan, Anixter International Inc. 2006 Stock Incentive Plan, Anixter International Inc. 2010 Stock Incentive Plan and the Anixter International Inc. 2017 Stock Incentive Plan listed on Exhibit B are each hereby amended as follows:

(a)To the extent that Executive holds vested and unexercised options on the Effective Date, notwithstanding the terms of the applicable grant agreement, Executive shall be allowed to exercise such options at any time prior to the date such options would otherwise expire if not exercised.

(b)To the extent that Executive has non-vested restricted stock units on the Effective Date, notwithstanding the terms of the applicable grant agreements, such units shall continue to vest in accordance with their terms notwithstanding the termination of Executive’s employment and shall be converted into shares upon vesting in accordance with the terms of the applicable grant agreements.

(c)To the extent that Executive has non-vested performance-based restricted stock units on the Effective Date, notwithstanding the terms of the applicable grant agreements, such units shall continue to vest in accordance with their terms notwithstanding the termination of Executive’s employment and shall be converted into shares upon vesting in accordance with the terms of the applicable grant agreements.

(d)In the event of Executive’s Death within twenty-four (24) months of the Effective Date, (i) Executive’s designated beneficiary, or his estate in the absence of a valid designation, shall be allowed to exercise vested options during the shorter of the remaining option term or the twelve months following Executive’s death and (ii) restricted stock units shall continue to convert in accordance with their terms during the twelve month period following Executive’s death. In the event of Executive’s death thereafter, Executive’s designated beneficiary, or his estate in the absence of such designation, shall be allowed to exercise such options and to receive shares of Company common stock upon the conversion of restricted stock rights on the same terms and subject to the same conditions as would have applied to Executive if he was not deceased.

(e)In the event that Executive engages in any conduct during the Covenant Term (as defined in Section 5(c) herein) that constitutes a material violation of Section 5 of this Agreement, then:

(i)all unexercised options held by Executive, whether or not vested, shall terminate, be forfeited, and cease to be exercisable by Executive;

(ii)all unconverted restricted stock units and performance-based restricted stock units held by Executive shall terminate and shall be forfeited and shall not convert into shares of Company’s common stock; and

(iii)Executive shall be obligated to pay to Company, in cash, an amount equal to the sum of (A) the Financial Gain (as defined below) realized by Executive with respect to all options, restricted stock units and performance-based restricted stock units amended by this Agreement from and after the Effective Date and (B) the Interest Charge. For purposes of this paragraph, the term “Financial Gain” shall mean (i) with respect to each option exercised after the Effective Date, the difference between the fair market value of Company’s common stock on the exercise date and the exercise price of such option, multiplied by the gross number of shares subject to such exercise (including shares applied to pay the exercise price and shares applied to satisfy and tax withholding obligation) and (ii) with respect to each restricted stock unit and performance-based restricted stock unit, the fair market value of Company’s common stock on the date such unit vests. For purposes of this paragraph, the term “Interest Charge” shall mean interest at Company’s unsecured borrowing rate as in effect from time to time on all Financial Gain computed from the date such Financial Gain is realized (by means of the exercise of an option or the vesting of a restricted stock unit) through the date Executive satisfies such obligation. Nothing in this Agreement, however, shall be construed to prohibit Company from also pursuing any other remedy, the parties having agreed that all remedies are to be cumulative. The parties expressly agree that Company may, in its sole discretion, choose to enforce the covenants in Section 4 hereof in part or to enforce any of said covenants to a lesser extent than that set forth herein.

5.Post-Employment Covenants and Undertakings. Executive agrees that:

(a)By virtue of his employment with Company, and service on the Board, he has and will in the future be exposed to or has had or may have access to confidential information of Company or its affiliates regarding its or their businesses (whether or not developed by Executive), including, but not limited to, algorithms, source code, system designs, data formats, analytical processes, methodologies, business practices, financial information or projections, customer lists or records, customer information, employee records, shareholder records, markups, project materials, marketing techniques, supplier information, accounting methodologies, Creations (as defined below) or other information that gives, or may give, Company or its affiliates an advantage in the marketplace against its competitors (all of the foregoing are hereinafter referred to collectively as the "Proprietary Information" except for information that was in the public domain when acquired or developed by Company, or that subsequently enters the public domain other than as a result of a breach of this or any other agreement or covenant). Executive further acknowledges that it would be possible for Executive, upon termination of his employment with Company, to use the Proprietary Information to benefit other individuals or entities, and that to the extent Executive engages in the Business (as defined below) for himself or others following the termination of his employment it is highly likely that such activity would inevitably require his use or disclosure of Proprietary Information. For the purposes of this section, “Business” means (i) the distribution of network and security solutions, electrical and electronic solutions, and utility power solutions, (ii) the provision of inventory management services, supply chain solutions and other value-added services in a manner consistent with the provision of such services by Company and (iii) any other businesses as may be conducted by Company or its affiliates at any time between the Effective Date and the earlier of (x) the termination of Executive’s service as a member of the Board or (y) the end of the Covenant Term (as defined in Section 5(c) herein). Executive acknowledges that Company has expended considerable time and resources in the development of the Proprietary Information and that the Proprietary Information has been disclosed to or learned by Executive solely in connection with Executive's employment with Company or service on the Board. Executive acknowledges that the Proprietary Information constitutes a proprietary and exclusive interest of Company, and, therefore, subject to Section 5(b), Executive agrees that after the Effective Date, for whatever reason, anywhere in the world, Executive shall not directly or indirectly disclose the Proprietary Information to any person, firm, court, governmental entity or body, corporation or other entity or use the Proprietary Information in any manner, except in connection with the business and affairs of Company or pursuant to a validly issued and enforceable court or administrative order. In the event that any court, administrative hearing officer or other judicial or governmental representative shall request or demand disclosure of any Proprietary Information, Executive shall promptly notify Company of the same and cooperate with Company to obtain appropriate protective orders in respect thereof. Subject to Section 5(b), Executive further agrees to execute such further agreements or understandings regarding his agreement not to misuse or disclose Proprietary Information or Creations (as defined below) as Company may reasonably request. Notwithstanding the foregoing, no provision of this Agreement shall be violated by Executive’s continued service on the Board of Directors of Ryder System, Inc., a Florida corporation; and

(b)Notwithstanding the above, this Agreement shall not prevent Executive from revealing evidence of criminal wrongdoing to law enforcement or prohibit Executive from divulging Proprietary Information by order of court or agency of competent jurisdiction, or from making other disclosures that are protected under the provisions of any applicable law or regulation.  Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Executive does not need the prior authorization of Company to make any such reports or disclosures, and Executive is not required to notify Company that Executive has made such reports or disclosure.

Executive acknowledges and agrees that Company has provided Executive with written notice below that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit, as follows:

(i)an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:

(A) is made:

(i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and

(ii) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

(ii)an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual-

(A) files any document containing the trade secret under seal; and

(B) does not disclose the trade secret, except pursuant to court order; and

(c)Until the third anniversary of the Effective Date (“Covenant Term”), Executive shall not:

(i)without the written consent of the Board, directly or indirectly engage or assist any person engaging in the Business, individually, or as an officer, director, employee, agent, consultant, owner, partner, lender, manager, member, principal, or in any other capacity, or render any services to any entity which is engaged in the Business; provided, however, that the ownership by Executive of not more than one percent (1%) of any class of equity security of any entity engaged in the Business shall not be deemed a breach of this Section provided such securities are listed on a national securities exchange or quotation system or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Upon the written request of Executive, the Chair of the Nominating and Governance Committee (the “Committee Chair”), in consultation with the Chief Executive Officer of Company, will advise Executive whether or not a specific activity which Executive is contemplating would violate the foregoing restriction, provided that (I) such request is made prior to Executive engaging in such activity and (II) Executive provides the Committee Chair with such information as the Committee Chair determines is necessary to make such determination. The current and continuing effectiveness of any such determination shall be conditioned on all such information provided by Executive being complete and accurate in all material respects; or

(ii)in any manner, directly or indirectly attempt to divert, take away, solicit, or assist others in soliciting any current or prospective customer, supplier, independent contractor or service provider of Company or any affiliate or otherwise interfere with the relationship between Company or any affiliate and any current or prospective customer, service provider, supplier, independent contractor, or shareholder; or

(iii)directly or indirectly solicit for employment other than on behalf of Company, seek to induce or influence any person to leave employment with Company, offer employment to, or employ any person who was an employee of Company within 6 months of such solicitation or offer;

(iv)directly or indirectly render services, in any capacity, including but not by way of limitation, as an employee, agent, consultant, director, lender, or owner, to any entity whose products are currently distributed by Company as part of the conduct of the Business or are distributed by Company at any time during the Covenant Term; or

(v)make any comment (whether or not true) to any person that could be interpreted, whether or not in fact so interpreted, as critical or disparaging of Company or any of its affiliates or that otherwise could be reasonably expected to be detrimental to Company or any of its affiliates or their employees or operations, provided that the foregoing limitation shall not apply to truthful testimony as a witness in any administrative or other legal proceeding, compliance with any obligations imposed under applicable law, or assertion of a defense against any claim of breach of this Agreement by Company, or to his statements or disclosures to officers or directors of Company or Parent, and shall not require Executive to make false statements or disclosures; and

(d)Executive shall, at any time upon the request of Company, and in any event upon the Effective Date for any reason, immediately return and surrender to Company all originals and all copies, regardless of medium, of all algorithms, source code, system designs, data formats, forms, records, notes, memoranda, price lists, supplier lists, brochures, project materials, sales materials, manuals, letterhead, business cards and other property belonging to Company, its affiliates, or any of its clients, as the case may be, created or obtained by Executive as a result of or in the course of or in connection with Executive's employment regardless of whether such items constitute Proprietary Information. Executive acknowledges that all such materials are, and will remain, the exclusive property of Company; and

(e)All materials, inventions, discoveries, improvements or the like that Executive, individually or with others, may originate, develop or reduce to practice while employed with Company relating to the business or products of Company, Company's actual or demonstrably anticipated research or development or any work performed by Executive for Company

(individually, a "Creation" and collectively, the "Creations") shall, as between Company and Executive, belong to and be the sole property of Company. Executive hereby waives any and all "moral rights," including, but not limited to, any right to identification of authorship, right of approval on modifications or limitation on subsequent modification, that Executive may have in respect of any Creation. Executive further agrees, without further consideration, to promptly disclose each such Creation to Company and to such other individuals as Company may direct. Executive further agrees to execute and to join others in executing such applications, assignments and other documents as may be necessary or convenient to vest in Company or any client of Company, as appropriate, full title to each such Creation and as may be reasonably necessary or convenient to obtain United States and foreign patents or copyrights thereon to the extent Company or any client of Company, as appropriate, may choose. Executive further agrees to testify in any legal or administrative proceeding relative to any such Creation whenever requested to do so by Company, provided that Company agrees to reimburse Executive for any reasonable expenses incurred in providing such testimony. The foregoing covenant shall not apply to any Creation for which no equipment, supplies, facilities, or trade secret information of Company was used and which was developed entirely on Executive's own time, unless (i) the Creation relates to (A) the business of Company or (B) any actual research or development of Company or any research or development that Executive knows, as of the Effective Date, that Company plans to conduct or (ii) the Creation results from any work performed by Executive for Company; and

(f)Executive will be available on a reasonable basis consistent with and subject to Executive's other responsibilities to assist Company and its affiliates, and will upon request assist Company and its affiliates, as necessary, for a period of three (3) years (i) in order to insure the orderly transition of his duties and responsibilities and (ii) in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened involving Company or any affiliate. Such assistance shall include, but not by way of limitation, attending meetings with and truthfully and completely answering questions posed by representatives of Company. Company shall reimburse Executive for his reasonable and necessary expenses incurred at the request of Company upon submission of appropriate supporting documents. In addition, if Company is not then currently obligated to make severance payments to Executive under the terms of this Agreement, Company shall compensate executive for such time at a rate of $2,000.00 per day for providing such assistance.

6.Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby. Each term and provision of this agreement shall be valid and enforceable to the fullest extent permitted by law and any invalid, illegal or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

7.Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.  All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other person and those contained in the Change in Control Severance Agreement and any other prior employment, consulting or similar agreement entered into by Executive and Company or any predecessor thereto or affiliate thereof) are terminated and superseded hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ANIXTER INC.

_/s/________Rodney A. Smith________________
BY: Rodney A. Smith
ITS:EVP, Human Resources

_/s/________Robert J. Eck___________________
ROBERT J. ECK

_/s/________Rodney A. Smith________________
ANIXTER INTERNATIONAL INC.

BY: Rodney A. Smith
ITS: EVP, Human Resources

[But solely for purposes of Sections 3 and 4 hereof]

Exhibit A

Exhibit A
FORM OF RELEASE

Date: ___June 30, 2018__________

In consideration of the agreement of Anixter Inc. ("Company") to enter into that certain Retirement Agreement, dated as [•], with the undersigned and the promises and covenants of Company made thereunder, the undersigned, on behalf of himself and his respective heirs, representatives, executors, family members, and assigns hereby fully and forever releases and discharges Company and its past, present and future shareholders, directors, officers, employees, agents, attorneys, investors, administrators, affiliates, divisions, subsidiaries, predecessors, successors and assigns from and against, and agrees not to sue or otherwise institute or cause to be instituted any legal, alternative dispute resolution or administrative proceeding concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred through the date his employment terminates, including without limitation:

A.	Any and all claims relating to or arising from his employment by Company and the termination of such employment;

B.
Any and all claims for wrongful discharge, termination in violation of good policy, discrimination, breach of contract, both expressed or implied, covenants of good faith or fair dealing, both expressed or implied, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practice, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, or conversion;

C.
Any and all claims for violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, and all amendments to each such Act as well as the regulations issued thereunder;

D.	Any and all claims for attorneys' fees and costs.

The foregoing release does not release any rights Executive may have under any employee benefit plan of Company, any claims Executive may have for indemnification under applicable law or applicable by-laws, nor does it release any claims for breach of the Retirement Agreement itself or any rights or claims that arise after the date Executive signs this release.

THE UNDERSIGNED ACKNOWLEDGES THAT (I) HE HAS BEEN ADVISED BY COMPANY TO CONSULT A LAWYER OF HIS OWN CHOICE PRIOR TO EXECUTING THIS RELEASE AND HAS DONE SO OR VOLUNTARILY DECLINED TO SEEK SUCH COUNSEL, (II) HE HAS READ THIS RELEASE AND UNDERSTANDS THE TERMS AND CONDITIONS HEREOF AND THE BINDING NATURE HEREOF, (III) HE HAS HAD AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THE TERMS OF THIS RELEASE AND EXECUTED THIS RELEASE VOLUNTARILY AND WITHOUT DURESS OR UNDUE INFLUENCE ON THE PART OF COMPANY, (IV) HE HAS SEVEN (7) DAYS TO REVOKE HIS EXECUTION OF THIS RELEASE AND THAT SUCH EXECUTION SHALL NOT BE EFFECTIVE UNTIL SEVEN (7) DAYS

FOLLOWING DELIVERY TO COMPANY, AND (V) HE UNDERSTANDS THAT HIS RIGHT TO RECEIVE CHANGES TO EQUITY VESTING UNDER SECTION 4 OF THE RETIREMENT AGREEMENT IS SUBJECT TO AND CONDITIONED ON THE UNDERSIGNED'S FULL AND COMPLETE COMPLIANCE WITH THE COVENANTS FOLLOWING HIS TERMINATION AND SUBJECT TO FULL RECOUPMENT BY COMPANY IN THE EVENT OF A VIOLATION OF ANY COVENANT.

Initially capitalized terms used in this release and defined in the Agreement shall have the meanings given to such terms under the Agreement.

___Robert Eck__________________
Printed Name

_/s/ Robert Eck_________________
Signature

Date: _____June 30, 2018_________

_______________________________
Notary

My Commission expires ___________

Exhibit B

Robert Eck
Outstanding Equity Based Grants
as of June 30, 2018
($ in Millions)

Equity Type	Vested Quantity	Unvested Quantity
Options (Extended to Stated Expiration Date)	258,954	—
Restricted Stock Units (Continued Vesting)	—	72,672
Performance Restricted Stock Units (Continued Vesting)	—	39,099